Exhibit 3.1

SMARTSTOP SELF STORAGE REIT, INC.

ARTICLES OF AMENDMENT

SmartStop Self Storage REIT, Inc., a Maryland corporation (the “Corporation”), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

FIRST:  The charter of the Corporation (the “Charter”) is hereby amended by deleting Section 5.2.5 of Article V in its entirety and substituting in lieu thereof a new Section 5.2.5 of Article V to read as follows:

Section 5.2.5Conversion Upon Listing.  Upon the six-month anniversary of the listing of shares of Common Stock for trading on a national securities exchange or such earlier date as shall be approved by the board of directors, each share of stock of the classes of Common Stock that are not so listed shall automatically and without any action on the part of the holder thereof convert into a number of shares of Common Stock that are listed equal to a fraction, the numerator of which is the net asset value of the Corporation allocable to the shares of Stock of the applicable non-listed class of Common Stock and the denominator of which is the net asset value of the Corporation allocable to the shares of Common Stock that are listed.

SECOND:  The Charter is hereby further amended by deleting the definition of “Independent Director” in Article IV in its entirety and substituting in lieu thereof a new definition of “Independent Director” to read as follows:

Independent Director. A director who satisfies the independence requirements of (i) the New York Stock Exchange, (ii) Nasdaq, or (iii) any other principal national securities exchange on which a class of Common Stock is listed or admitted to trading.

THIRD:  The amendments to the Charter as set forth above have been duly advised by the Board of Directors and approved by the stockholders of the Corporation entitled to vote thereon as required by law.

FOURTH:  There has been no increase in the authorized shares of stock of the Corporation effected by the amendments to the Charter as set forth above.

FIFTH:  The undersigned acknowledges these Articles of Amendment to be the corporate act of the Corporation and as to all matters or facts required to be verified under oath, the undersigned acknowledges that to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

[signature page follows]

IN WITNESS WHEREOF, the Corporation has caused these Articles of Amendment to be signed in its name and on its behalf by its Chief Executive Officer and attested to by its Secretary on this 22nd day of June, 2021.

ATTEST:	SMARTSTOP SELF STORAGE REIT, INC.

/s/ Nicholas M. Look__________________By:  /s/ H. Michael Schwartz______________ (SEAL)

Name:  Nicholas M. Look        Name:  H. Michael Schwartz

Title:    Secretary        Title:    Chief Executive Officer